CONSTELLATION FUNDS
CONSENT OF SOLE SHAREHOLDER

CONSTELLATION TIP MID CAP FUND

The sole shareholder of all of the issued and outstanding shares of the Constellation TIP Mid Cap
Fund the Fund, a separate series of the
Constellation Funds the Trust, a Delaware statutory trust, in accordance with Article V, Sections 1 and 4 of the Trusts Amended and Restated Agreement and
Declaration of Trust and in lieu of a meeting of shareholders, consented to and approved the following resolutions:

That Constellation Investment Management Company, LP the Adviser be, and it hereby is, appointed to serve as investment adviser to the assets of the Fund and that the Investment Advisory Agreement between the Trust and the Adviser with respect to the Fund, previously approved by the Trusts Board of Trustees, be, and it hereby is, approved.

That Turner Investment Partners, Inc. TIP be, and it hereby is, appointed to serve as investment sub-adviser to the assets of the Fund, and that the Investment Sub-Advisory Agreement between the
Adviser and TIP with respect to the Fund, previously approved by the Trusts Board of Trustees, be, and it hereby is, approved.

That Constellation Investment Management Company, LP the Administrator be, and it hereby is, appointed to serve as administrator of the Fund and that the Administration Agreement between the Trust and the Administrator on behalf of the Fund, previously approved by the Trusts Board of Trustees, be, and it hereby is, approved.

That Constellation Investment Distribution Company
Inc. the Distributor be, and it hereby is, appointed to serve as distributor of shares of the Fund and that the Distribution Agreement between the Trust and the Distributor on behalf of the Fund, previously approved by the Trusts Board of Trustees, be, and it hereby is, approved.

That the selection of KPMG LLP as independent registered public accountants of the Fund, previously approved by the Trusts Board of Trustees, be, and it hereby is, approved.

That the operation of the Fund as a Manager of Managers Fund, pursuant to the terms of the Trusts exemptive order received March on 22, 2002, be, and it hereby is, approved.




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1-WA/2401129.1
1-WA/2401129.1